EXHIBIT 99.1

GENESCO ANNOUNCES JOURNEYS GROUP

PRESIDENT MARIO GALLIONE TO RETIRE IN FEBRUARY 2024

--Search Process Underway To Identify Successor--

NASHVILLE, Tenn., Aug. 30, 2023 -- Genesco Inc. (NYSE: GCO) announced today the planned retirement of Journeys Group president Mario Gallione at the end of the Company’s fiscal year, with an expected effective date of February 2024.

“I would like to thank Mario for his remarkable 44-year career with Genesco. He has been part of the team since the beginning and has been instrumental in building Journeys into the leading teen fashion footwear retailer. Mario’s merchant leadership and exceptional footwear expertise have been a significant part of Journeys’ long-term growth, record success and value creation,” said Genesco Board Chair, President and Chief Executive Officer Mimi E. Vaughn. “Beyond Mario’s entrepreneurial strengths, his distinct desire to develop a world class organization with a strong foundation of culture and talent will define his legacy. Mario’s servant heart and philanthropy are exemplified by the Journeys Attitude That Cares program, which has impacted thousands of employees and customers through scholarships, volunteer service and community collaboration. He has been a respected member of our leadership team, and we will wish him the very best in a well-deserved retirement. I am confident that as a result of his work and the strong team in place, Journeys is well positioned for tremendous success in the years ahead.”

“It has been an honor to work with the extraordinary team at Journeys and Genesco. As I look back, especially over the past six years as president, I am incredibly proud of what our team has accomplished including successfully expanding our digital transformation enabling us to serve our customers with the right products in the ways our teens want to shop, as well as successfully managing through an unprecedented

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pandemic,” said Gallione. “Our outstanding people have created the industry-leading teen footwear retail brand that is now serving its fourth generation. I am excited to help execute a seamless transition and see how this team takes Journeys to the next level.”

The Company has initiated a broad search process to identify Gallione’s successor with the assistance of Egon Zehnder, a leading executive leadership firm, and expects to consider both internal and external candidates.

During the transition, Gallione will become Journeys’ president emeritus. In addition, Mike Sypert has been named Journeys’ chief operating officer responsible for aiding the transition of leadership as well as assuming day-to-day responsibilities for Journeys, Journeys Kidz and Little Burgundy’s business, including stores and websites in the U.S. and Canada. Vaughn added, “Mike has been a driving force in Journeys’ growth and his track record for success and ability to develop and lead teams are exceptional. I look forward to working with Mike during this transition period.”

Sypert is a 34-year company veteran who most recently served as Journeys executive vice president of sales and retail operations.

About Genesco Inc.

Genesco Inc. (NYSE: GCO) is a footwear focused company with distinctively positioned retail and lifestyle brands and proven omnichannel capabilities offering customers the footwear they desire in engaging shopping environments, including approximately 1,400 retail stores and branded e-commerce websites. Its Journeys, Little Burgundy and Schuh brands serve teens, kids and young adults with on-trend fashion footwear that inspires youth culture in the U.S., Canada and the U.K. Johnston & Murphy serves the successful, affluent man and woman with premium footwear, apparel and accessories in the U.S. and Canada, and Genesco Brands Group sells branded lifestyle footwear to leading retailers under licensed brands including Levi’s, Dockers and G.H. Bass. Founded in 1924, Genesco is based in Nashville, Tennessee. For more information on Genesco and its operating divisions, please visit www.genesco.com.

EXHIBIT 99.1

Genesco Financial Contacts Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com